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TRIUMPH GROUP TO ACQUIRE AIRCRAFT PARTS COMPANY


Wayne, PA. -- Triumph Group, Inc. (NYSE:TGI) today announced it acquired Hydro-Mill Co., which manufactures, repairs and overhauls precision machine parts and assemblies for the aircraft industry, for an undisclosed amount of cash.

Based in Chatsworth, California, Hydro-Mill has annual sales of approximately $30 million. It serves a broad range of aircraft original equipment manufacturers, and commercial airlines and air cargo carriers, with aircraft parts and assemblies, and overhaul and repair services. Formed in 1937, the Company is an approved FAA overhaul and repair station, and is also military approved for fusion welding of various metals.

Richard C. Ill, Triumph's President and Chief Executive Officer, said, "The acquisition of Hydro-Mill is an excellent strategic fit for Triumph, broadening our product line considerably and enhancing our position with our major aircraft manufacturing customers."

Gloria Wells Handelman, Hydro-Mill's Chairman of the Board, commented, "Hydro-Mill is ready to grow its business, and Triumph Group will allow the Company to successfully pursue that strategy. The acquisition brings the Company access to the resources necessary to implement the growth programs."

Triumph Group, Inc. headquartered in Wayne, Pennsylvania, designs, engineers, manufacturers, repairs and overhauls aircraft components. The Company serves a broad, worldwide spectrum on the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components. The Company also distributes, processes and fabricates metal products.

More information about Triumph can be found on the World Wide Web at http://www.triumphgrp.com.